UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 27, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on January 27, 2015 that fourth-quarter 2014 net loss attributable to AT&T totaled $4.0 billion, or $0.77 per diluted share. Fourth-quarter 2014 loss per share included charges of $10.3 billion, or $1.32, resulting from the following significant items: $0.94 per diluted share for noncash losses for the annual adjustment related to pension and postemployment benefit accounting; $0.25 per diluted share for a noncash charge for the abandonment of certain network assets; and $0.13 per share for net charges for wireless integration and DIRECTV transaction costs, the loss on the sale of our Connecticut operations and other asset impairments. These results compare with a reported net income attributable to AT&T of $6.9 billion, or $1.31 per diluted share, in the fourth quarter of 2013. For the full year 2014, net income attributable to AT&T was $6.2 billion versus $18.2 billion in 2013; earnings per diluted share were $1.19 compared with $3.39 for 2013.

On a reported basis, our fourth-quarter 2014 revenues were $34.4 billion, up 3.8 percent from the fourth-quarter 2013, and full-year 2014 revenues were $132.4 billion, compared with $128.8 billion for the previous full year. Fourth quarter and full year 2014 revenues reflected increased revenues from wireless devices sold under AT&T NextSM (AT&T Next), and continued growth in our AT&T U-verse® (U-verse) and strategic business services, partially offset by continued declines in our legacy voice and data products and the loss of revenues due to the sale of our Connecticut operations. Compared with results for the fourth quarter of 2013, operating expenses were $40.0 billion versus $20.9 billion and full year 2014 operating expenses were $120.7 billion versus $98.3 billion; fourth quarter operating loss was $5.6 billion, down from income of $12.2 billion and full year 2014 operating income of $11.7 billion, versus $30.5 billion; and AT&T's fourth quarter operating income margin was (16.1) percent, compared to 36.9 percent and full year 2014 operating income margin was 8.9 percent, compared to 23.7 percent. These quarter variances are primarily due to the noncash charges for annual adjustments related to our pension and postemployment benefit accounting and abandonment of network assets. For the full year, cash from operating activities was $31.3 billion, down from $34.8 billion in 2013, reflecting wireless device financing related to our AT&T Next program and timing of working capital payments.

Revenues from our Wireless segment for the fourth quarter of 2014 were $19.9 billion, up 7.7 percent versus the year-ago quarter. The increase in revenues reflected the continuing trend by our postpaid subscribers to choose devices on installment purchase (our AT&T Next program) rather than the device subsidy model, which resulted in increased equipment revenue recognized for device sales, partially offset by decreased wireless service revenues reflecting continued customer growth of Mobile Share Value plans. Fourth-quarter 2014 wireless operating expenses totaled $16.6 billion, up 14.8 percent versus the fourth quarter of 2013, and reflect higher equipment costs due to strong gross adds and upgrades, and costs associated with the acquisition of Leap Wireless International, Inc. (Leap). AT&T's wireless operating income margin was 16.3 percent compared to 21.4 percent in the year-ago quarter, reflecting strong seasonal gross adds and upgrades, adoption of Mobile Share Value plans and continued investment in new services. The operating results of the recently acquired Leap contributed to higher revenues and expenses, and lower margins.

We reported a net gain of 1.9 million wireless subscribers in the fourth quarter of 2014, bringing our customer base to approximately 120.6 million at December 31, 2014, compared to 110.4 million at December 31, 2013. (Included in the base are approximately 4.5 million former Leap subscribers, as of the March 2014 closing date.) During the fourth quarter, net adds for connected devices were 1,296,000 (including about 800,000 connected cars) and postpaid subscriber net adds were 854,000. Prepaid had a net loss of 180,000 primarily due to declines in GoPhone subscribers and session-based tablets; however, Cricket customers increased during the quarter reflecting progress in the integration of its operations. Reseller had a net loss of 65,000, which was primarily due to losses in low-end subscribers. Fourth-quarter postpaid net adds include 148,000 smartphones and total branded smartphone net adds (both postpaid and prepaid) were 324,000. Total branded tablet net adds were 857,000 and included postpaid net adds of 969,000.

During the fourth quarter of 2014, smartphone sales and upgrades were 10.1 million. Sales under AT&T Next continued to increase during the fourth quarter, with 58 percent of all postpaid smartphone gross adds and upgrades, or about 5.9 million, taking Next.

In the fourth quarter of 2014, an increasing number of subscribers have chosen to move to our simple pricing and no-device-subsidy service plans (referred to as Mobile Share and Mobile Share Value, collectively referred to as "Mobile Share Plans"). At December 31, 2014 Mobile Share Plans represented more than 52 million connections, or nearly 70 percent of postpaid subscribers. About 58 percent of our postpaid smartphone base is on no-device-subsidy plans. At the end of the quarter, about 85 percent, or 47.7 million, of postpaid smartphone subscribers are on usage-based data plans, compared to 75 percent, or 38.7 million, a year ago.

For the quarter, average service revenue per postpaid subscribers decreased 12.0 percent versus the year-earlier quarter and 2.8 percent versus the third quarter of 2014, reflecting the increasing number of lower-ARPU but higher-margin tablets and the impact of Mobile Share pricing for customers who move off the traditional device subsidy model. As we adjust our service offerings and pricing structures, management believes that postpaid phone-only ARPU plus Next subscriber installment billings (postpaid phone-only ARPU plus AT&T Next) is an appropriate representation of the monthly economic value per postpaid subscriber. Postpaid phone-only ARPU decreased 10.7 percent versus the year-earlier quarter and 2.3 percent versus the third quarter of 2014. Postpaid phone-only ARPU plus AT&T Next decreased 4.1 percent versus the year-earlier quarter, but increased 0.4 percent sequentially.

Postpaid churn was 1.22 percent, compared to 1.11 percent in the year-ago fourth quarter and 0.99 percent in the third quarter of 2014. Total customer churn was 1.59 percent versus 1.43 percent in the fourth quarter of 2013 and 1.36 percent in the third quarter of 2014.

Revenues from our Wireline segment for the fourth quarter of 2014 were $14.6 billion, a 1.0 percent decrease from the year-ago quarter and a 0.3 percent decrease on a sequential quarterly basis. Our fourth-quarter 2014 revenues include revenues from our Connecticut operations only through the date of sale, October 24, 2014. Total revenues from our wireline business customers were $8.6 billion, a decrease of 2.8 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in Internet-Protocol-based data services. Total revenues from our wireline consumer customers were $5.6 billion, an increase of 0.1 percent compared to the fourth-quarter 2013, driven by a continued increase in broadband and video revenues largely offset by the loss of revenues associated with our Connecticut operations and the decline in voice revenues.

Our fourth quarter wireline connections were lower due to the sale of our Connecticut operations (there were about 407,000 total broadband subscribers, 298,000 U-verse high speed Internet subscribers and 197,000 U-verse TV subscribers at close). At December 31, 2014, our total switched access lines were 19.9 million compared with 24.6 million at December 31, 2013. The decline in switched access lines reflects continuing economic pressures on some of our customers as well as customers switching to another AT&T product, like wireless and VoIP and increasing competition from other wireless, VoIP and cable providers. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased to 4.9 million at December 31, 2014 from 3.9 million at December 31, 2013. Our total broadband connections were 16.0 million at December 31, 2014 and 16.4 million at December 31, 2013. U-verse High Speed Internet subscribers totaled 12.2 million at December 31, 2014, and now represent 76 percent of our total broadband base. At December 31, 2014, the number of U-verse video subscribers totaled 5.9 million, declining 124,000 subscribers due to the sale of our Connecticut operations offset by the addition of 73,000 subscribers in the quarter. U-verse video penetration of customer locations continues to grow and was approximately 22 percent at December 31, 2014. During the fourth quarter of 2014, the number of U-verse voice connections increased by 126,000 in the quarter to reach 4.9 million.

Fourth-quarter wireline operating expenses totaled $13.1 billion, down 1.2 percent from the year-ago quarter, reflecting lower employee-related expenses mostly offset by higher U-verse related content fees, success-based growth costs and expenses incurred as part of Project VIP. AT&T's wireline operating margin was 10.1 percent, compared to 9.9 percent in the year-earlier quarter.

As a supplemental discussion of our operating results we are providing a view of our AT&T Business Solutions (ABS) business revenues which includes both wireless and wireline. This combined view of ABS presents a complete revenue profile of the entire customer relationship, and underscores the growing importance of mobile solutions to serving business customers. ABS wireless revenues for the fourth quarter of 2014 were $10.4 billion, up 14.1 percent versus the year-ago quarter and full-year 2014 revenues were $37.3 billion, up 10.9% for the previous full year. ABS wireless revenues include services sold directly to businesses as well as revenues from wireless customers who pay lower negotiated rates through their employers. Total revenues from our ABS customers for the fourth quarter of 2014 were $19.0 billion, up 5.8 percent from the year-ago quarter and full-year 2014 revenues were $71.9 billion, up 4.0% versus the prior full year. At December 31, 2014, mobile solutions represented almost 52% of total ABS revenues, up from 49% in 2013 and 45% in 2012.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors for the year-ended December 31, 2014 totaled 48 million shares, or $1.6 billion. Approximately 415 million shares remain on the existing authorization.

On January 16, 2015, we acquired Mexican wireless company GSF Telecom Holdings, S.A.P.I. de C.V. for $2.5 billion, less net debt of $700 million. Additionally, on January 26, 2015, we entered into an agreement with NII Holdings Inc. (NII) to acquire its wireless business in Mexico for $1.875 billion, less any outstanding debt held by the business at closing, in a transaction pursuant to Section 363 of the U.S. Bankruptcy Code. We will acquire companies, which operate under the name Nextel Mexico, holding all of NII's wireless properties in Mexico and approximately 3.0 million subscribers.

We expect that our total capital expenditures in 2015 will be in the $18 billion range, excluding expenditures for newly acquired businesses. We expect continued growth in consolidated revenue, expanded margins and adjusted earnings per share growth in the low single-digit range. Expectations do not assume any economic improvement. Our guidance excludes pension and postemployment actuarial gains and losses, pending acquisitions and dispositions as well as any other significant items in year-over-year comparisons.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 27, 2015	By: /s/ Paul W. Stephens_____ Paul W. Stephens Senior Vice President and Controller